Exhibit (s)

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Daniel H. Smith, Jr., Robert W. Busch, Robert Zable, Marisa J. Beeney and Jane Lee with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of Blackstone / GSO Long-Short Credit Income Fund, the registration statement on Form N-2 (including amendments thereto), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 17th day of March, 2020.

/s/ Daniel H. Smith, Jr.	Chairman, President, Chief Executive Officer and Trustee
Daniel H. Smith, Jr.

/s/ Robert W. Busch	Chief Financial Officer and Treasurer
Robert W. Busch

/s/ Edward H. D’Alelio	Trustee
Edward H. D’Alelio

/s/ Michael F. Holland	Trustee
Michael F. Holland

/s/ Thomas W. Jasper	Trustee
Thomas W. Jasper

/s/ Gary S. Schpero	Trustee
Gary S. Schpero